Exhibit 5.1

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional

Companies) Rules 2009. “Partner” is

a title referring to a director,

shareholder or an employee of the

Legal Practice. A list of such persons

can be obtained from your

relationship partner.

Brookfield Infrastructure Partners L.P. 73 Front Street Hamilton Bermuda HM 11	Email CLangley@applebyglobal.com Direct Dial +1 441 298 3202

Appleby Ref 136873.0030

22 February 2021

Ladies and Gentlemen

Brookfield Infrastructure Partners L.P.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Infrastructure Partners L.P., an exempted limited partnership organized under the laws of the Islands of Bermuda (Partnership). We have been requested to render this opinion in connection with the filing by the Partnership and Brookfield Infrastructure Corporation (BIPC) of:

1.

a registration statement on Form F-4 dated as of 22 February 2021 (as may be amended, Registration Statement) filed with the Securities and Exchange Commission (SEC) on the date hereof pursuant to the U.S. Securities Act of 1933, as amended (Securities Act), relating to: (i) the offer by Bison Acquisition Corp. (Offeror) of class A exchangeable subordinate voting shares (Class A Shares) of BIPC exchangeable in the offer for common shares, without par value, of Inter Pipeline Ltd., pursuant to the Prospectus (defined below), and (ii) the issuance by the Partnership or the delivery by Brookfield Asset Management Inc. (BAM) or BIPC from time to time of the Partnership’s limited partnership units (Units), in each case, in connection with the exchange, redemption or acquisition, as applicable, from time to time of Class A Shares offered by the Offeror; and

2.	the prospectus contained in the Registration Statement (as may be amended or supplemented from time to time, the Prospectus).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

ASSUMPTIONS

In stating our opinion we have assumed:

1.

the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

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2.	the genuineness of all signatures on the Documents;

3.	the authority, capacity and power of persons signing the Documents;

4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.

the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have caused the Electronic Extract or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Electronic Extract (defined below) is accurate and complete in all respects and such information has not been materially altered since the date and time of the Electronic Extract;

7.

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

8.

any amendment to the Registration Statement and the Prospectus is properly authorized by the Partnership and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Prospectus and the Registration Statement as of the date hereof.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Partnership is an exempted limited partnership established and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued in

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its own name and is in good standing under the laws of Bermuda. All suits in respect of the business of the Partnership shall be prosecuted by and against Brookfield Infrastructure Partners Limited (BIPL) in its capacity as general partner of the Partnership.

2.

The issue of the Units by the Partnership upon the exchange, redemption or acquisition, as applicable, of Class A Shares has been duly authorized by all necessary action on the part of the Partnership and when allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents (defined below), the Units to be issued by the Partnership upon such exchange, redemption or acquisition will be validly issued, fully paid and non-assessable Units of the Partnership.

3.

When duly authorized, allotted, issued and fully paid for in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents (defined below), the Units to be issued by the Partnership upon the redemption of redeemable partnership units of Brookfield Infrastructure L.P. and delivered by BAM upon exchange of Class A Shares will be validly issued, fully paid and non-assessable units of the Partnership.

RESERVATIONS

We have the following reservations:

1.

We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.

Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

3.

Any reference in this opinion to Units being “non-assessable” shall mean, in relation to fully-paid Units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of Units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their Units, to satisfy claims of creditors of the Partnership, or otherwise.

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4.	The Limited Partnership Act 1883 (Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

5.

A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

6.

A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

7.

Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

8.

In opinion 1. above, the term “good standing” means only that the Partnership has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax.

9.

Due to the current situation relating to COVID-19, our protocols prevent us from conducting physical company, partnership or litigation searches against BIPL and the Partnership. Therefore, for the purposes of giving this opinion we have relied on the Electronic Extract and the Secretary’s Certificate re: Searches, the contents of which we have not verified.

10.

With respect to opinions 2 and 3, we have relied upon statements and representations made to us in the Secretary’s Certificate for the purposes of this opinion. We have made no independent verification of the matters referred to in the Secretary’s Certificate, and we qualify such opinions to the extent that the statements or representations made in the Secretary’s Certificate are not accurate in any respect.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the

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filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

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SCHEDULE

1.

A copy, in PDF format, of an officer’s certificate signed by an officer of BIPL confirming that, to the best of his knowledge: (i) no court proceedings are pending against BIPL or the Partnership; (ii) no petition to wind up BIPL or the Partnership or application to reorganise their affairs pursuant to a scheme of arrangement or application for the appointment of a receiver has been filed with the Supreme Court of Bermuda; and (iii) no notice of the passing of a resolution of members or creditors to wind up BIPL or the Partnership or for the appointment of a liquidator or receiver has been given to the Registrar of Companies in respect of BIPL or the Partnership (Officer’s Certificate re: Searches).

Typically, we would conduct a search of the entries and filings shown and available for inspection in respect of BIPL and the Partnership in the register of charges and on the file of BIPL and the Partnership maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda and the Register of Mortgages at the office of the Registry General (Company Search). However, due to the situation with coronavirus COVID-19, our protocols prevent us from carrying out a Company Search. The Registrar of Companies is providing a company and partnership search extract when a request is submitted via email (Electronic Extract).

Typically, we would conduct a search of the entries and filings shown and available for inspection in respect of BIPL and the Partnership in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda (Litigation Search). However, due to the situation with coronavirus COVID-19, our protocols prevent us from carrying out a Litigation Search.

2.

Certified copies of the following documents in respect of the Partnership: Certificate of Registration for a Partnership to be Registered as an Exempted Partnership and Limited Partnership dated 13 June 2007, Certificate of Deposit of Supplementary Certificate (Change of Name) dated 10 July 2007, Certificate of Deposit of Supplementary Certificate (Change of Registered Office) dated 8 December 2011, Amended and Restated Limited Partnership Agreement dated 16 February 2018, First Amendment to the Amended and Restated Limited Partnership Agreement dated 12 September 2018, Second Amendment to the Amended and Restated Limited Partnership Agreement dated 27 February 2020, Third Amendment to the Amended and Restated Limited Partnership Agreement dated 21 September 2020 and Fourth Amendment to the Amended and Restated Limited Partnership Agreement dated 21 January 2021 (collectively, Limited Partnership Documents).

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3.

Certified copies of the following documents in respect of BIPL: Certificate of Incorporation dated 21 May 2007, memorandum of association dated 17 May 2007, Bye-laws adopted on 4 August 2015, Bermuda Monetary Authority Consent and Conditions Dated 18 May 2007, and Tax Assurance Certificate dated 18 December 2012 (collectively, GP Documents, and collectively with Limited Partnership Documents, Constitutional Documents).

4.	Copy of the unanimous written resolutions of the Board of Directors of BIPL dated effective 17 February 2021 (including any annexures thereto) (Resolutions).

5.	Copy of an secretary’s certificate dated 22 February 2021 and signed by the secretary of BIPL in respect of the Resolutions (Secretary’s Certificate).

6.	Certificates of Compliance each dated 19 February 2021 issued by the Registrar of Companies in respect of BIPL and the Partnership.

7.	A copy, in PDF format, of the Registration Statement.

8.	A copy, in PDF format, of the Prospectus.

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